Exhibit 99.1

Press Release:

Media Contact:
Sue Stricklin
Vice President, Marketing

Home Savings

sstricklin@homesavings.com
(330) 742-0638

FOR IMMEDIATE RELEASE

United Community Financial Corp. and Home Savings Announce New Board Member

YOUNGSTOWN, Ohio (August 7, 2009) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings Loan Company, is pleased to welcome Scott N. Crewson as the newest member of both the UCFC and Home Savings Boards of Directors. His appointment is effective immediately.

Mr. Crewson retired in 2008 from BP, after having served for over 27 years in a variety of executive level positions, including most recently that of Deputy Director, Business Development in London England.

“Scott’s extensive experience in performance management, strategic planning and business development will provide valuable expertise to both Home Savings and United Community,” said Douglas M. McKay, Chairman of the Board and Chief Executive Officer of United Community Financial Corp. and Chairman of the Board of Home Savings. “We look forward to working together, especially as we further develop business plans for both companies.”

A graduate of Grove City College with a Bachelor of Science degree in Chemical Engineering, Mr. Crewson earned his MBA at the Northwestern University Kellogg School of Management. He is a past member of the Oregon Economic Development Foundation in Oregon, Ohio.

Mr. Crewson currently resides in Canfield, Ohio with his wife, Jan.

A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com. ###

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